Exhibit 99.1

Net Savings Link Announces an Exclusive, International Product Licensing Agreement to market, distribute, and sell a new healthcare product brand under the name of "Nutra Horizon" Nutraceuticals.

CLEARWATER, FL., August 7, 2014 - / ACCESSWIRE / Net Savings Link, Inc. (OTC: Pink: Symbol NSAV) today announced that Global Distribution Corp, a recent acquisition of NSAV, has formally executed an Exclusive International Licensing Agreement with Oglethorpe LTD, one of the most established Naturopathic formulators and producers of wellness products in the New York Region.  Oglethorpe maintains an active and updated list of testimonials from people who use their wellness products on a continual basis, and who have achieved observational results of improved or resolved physiological conditions from the various Oglethorpe products.  The agreement provides Global Distribution with the International license to exclusively market, distribute, and sell the proprietary healthcare products formulated by Oglethorpe LTD under the new private label, "Nutra Horizon Nutraceuticals."

"We view this agreement as Oglethorpe's significant confidence in our ability to establish a substantial business in the United States and international markets to develop, brand, and distribute Oglethorpe's superior product line," Steve Baritz, CEO of Global Distribution said in a statement. "It marks a significant and strategic step forward in our ongoing transformation to the natural remedy and nutraceuticals market with multiple brands and distribution venues, and we are excited about the potential for these products and opportunities that we are currently developing." Going forward, Global Distribution Corporation will now be focusing its resources on the development, marketing, and distribution of multiple brands and products in the nutraceuticals/wellness arena and natural remedies for a wide array of physiological ailments.  "These emerging markets offer limitless possibilities for future growth and product opportunities in the natural remedy space", said Mr. Baritz.

About Net Savings Link, Inc.

Net Savings Link, Inc. owns and operates a wholly owned subsidiary, Global Distribution Corporation, a distribution company that markets and distributes products in varying industries including the supplement, wellness and natural remedies markets.  Although the company has taken its website down for a major redesign which will include new product offerings, people interested in learning more about Global Distribution should check back with the company, which is launching its website in the short term under the reserved URL of www.Globaldistributioncorp.net.

About Oglethorpe LTD.

Oglethorpe Ltd, has been an emerging leader in the wellness and nutraceuticals marketplace for over 8 years, and distributes its products both domestically in the United States and internationally.  Oglethorpe formulates, manufactures, and markets several proprietary wellness supplement products that have resulted in significant observational results in people with a diverse variety of illnesses, including Neuropathy, diabetes, most types of cancers, etc.  The founder was a medical student, who is now a Naturopathic Doctor that graduated with a perfect 4.0 grade point average, and who was clinically diagnosed with advanced pancreatic cancer 38 years ago, and was given a prognosis of only 3-6 months to live after his surgery at the time.  After his surgery, he consequently designed his own treatment protocol which included the compounds that are now featured in Oglethorpe's products, and he has been cancer free and in good health since that time.  Annual sales of Oglethorpe have been increasing by nearly 50% year over year for the past 7 years, and they are constantly refining their products and branding themselves as an emerging leader in the mineral/nutraceuticals/wellness field as a consequence of the high success rate of positive observational results from the consumers of its various products.

DISCLAIMER: This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the Company's current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information catered in this Press Release including such forward-looking statements.

Contact:
Steven Baritz
Email:   Info@Globaldistributioncorp.net